Exhibit 10.35

LEASE AGREEMENT

STELLA LINK INVESTMENTS, LTD.

Landlord

TO

NEUROGENE INC.

Tenant

LEASE AGREEMENT

i

LEASE AGREEMENT

ARTICLE I. BASIC LEASE PROVISIONS AND LIST OF EXHIBITS.

1.1 Basic Lease Provisions.

(a) DATE OF THIS LEASE: 08/05/2019

(b) LANDLORD: STELLA LINK INVESTMENTS, LTD.

(c) ADDRESS OF LANDLORD FOR NOTICES:

1520 Oliver

Houston, TX 77007

(d) TENANT: NEUROGENE INC.

(e) ADDRESS OF TENANT FOR NOTICES:

Neurogene Inc.

10301 Stella Link, Suite # B

Houston, Texas 77025

Attn: Ricardo Jimenez

Telephone # (713) 545-9599

ricardo.jimenez@neurogene.com

With a copy to: Neurogene Inc.

434 West 33rd Street, Suite 1102

New York, NY 10001

Attn: Legal Department

E-mail: legal@neurogene.com

(f) TENANT’S TRADE NAME: NEUROGENE

(g) LEASED PREMISES: An area of approximately 26,905 square feet of leasable Floor Area within the Center, located as shown on Exhibit “A” hereto. The area of the Premises shall be measured by calculating lengths and widths to the exterior of outside walls and to the middle of the interior walls. The shopping center (the “Center”) is situated on that tract of land described on Exhibit “A-1,” attached hereto. The Leased Premises is also sometimes referred to as the “Premises.”

(h) ADDRESS OF THE PREMISES:	10301 STELLA, LINK Suite # B Houston, Texas 77025

(i) LEASE TERM: The Term of this Lease shall commence on the Commencement Date (hereinafter defined) and shall terminate on the last day of the 120th full calendar month thereafter unless sooner terminated in accordance with the provisions of this Lease. Tenant shall have the option(s) to extend the Term hereof as provided on Exhibit “C.”

(j) MINIMUM RENT: The initial Minimum Rent as follows:

Months 1-60	$15.00 psf/yr	$33,631.25/mo
Months 61-120	$16.00 psf/yr	$35,873.33/mo

(k) PERCENTAGE RENT RATE: No Percentage Rent is payable under this Lease.

(l) TENANT’S PROPORTIONATE SHARE INITIALLY: 63.54%

Can be modified accordingly upon changes in Net Leasable Area

(m) COMMON AREA MAINTENANCE FEE: (See Section 23.6)

(n) SECURITY DEPOSIT: (See Section 3.5) $44,976.25

(o) PREPAID RENT: (See Section 3.3) $44,976.25

(p) INSURANCE CHARGE: (See Section 23.13)

(q) TAX CHARGE: (See Section 23.24)

(r) CONSTRUCTION ALLOWANCE UP TO $100,000, to be paid on the conditions set out in paragraph I of Exhibit “B” hereto.

(s) PERMITTED USE: The Leased Premises shall be used for the operation therein by Tenant as general warehousing and distribution, research and testing, pharmaceutical and other light manufacturing, related general office use, and such other purposes as are incidental or related thereto and for no other use or purpose. (See Article V).

(t) NAME AND ADDRESS OF GUARANTOR: No Guarantor is required hereunder.

(u) INITIAL FIXED MONTHLY RENT:

Minimum Rent	$33,631.25
Common Area Maintenance Fee	$2,242.00
Insurance Charge	$1,345.00
Tax Charge	$7,758.00
Initial Monthly Payment Total	$44,976.25

(v) BROKERS: Jarret Venghaus and Scott Fikes with Jones Lang LaSalle Americas, Inc. for the Tenant and Lovett Realty, Inc. for the Landlord.

CERTAIN OTHER DEFINITIONS ARE SET OUT IN ARTICLE XXIII BELOW, OR ELSEWHERE IN THIS LEASE.

THIS LEASE IS SUBJECT TO ARBITRATION AS PROVIDED IN PARAGRAPH 22.15.

1.2 Significance of Basic Lease Provisions. Each of the terms contained in the Basic Lease Provisions shall be construed in conjunction with the remainder of this Lease, in particular, the referenced portions thereof. In the event of any conflict between the Basic Lease Provisions and the balance of this Lease, the latter shall control.

1.3 Exhibits. The Exhibits and/or Addenda listed below are attached to and are to be construed as part of this Lease. Landlord and Tenant shall perform their respective obligations stated in such Exhibits and Addenda.

[PLEASE PLACE A CHECK IN THE SPACE PROVIDED IF EXHIBIT IS ATTACHED AND WRITE “N/A” IF NOT APPLICABLE:]

__X___ “A” Site Plan

__X___ “A-1” Legal Description

__X___ “B” Construction Rider

__X___ “B-1” Tenant’s Work (Conceptual Drawing)

__N/A_ “B-2” Construction Lien Waiver

__X___ “C” Option(s) to Extend

__X___ “D” Signage

__N/A_ “E” Pylon Sign

__N/A_ “F” Guaranty

__N/A_ “G” Percentage Rent

ARTICLE II. LEASED PREMISES; TERM; CONSTRUCTION.

2.1 Landlord hereby leases and demises to Tenant and Tenant hereby accepts from Landlord on the terms set forth herein, the Premises together with all appurtenances specifically granted in this Lease. Landlord, without limiting its rights hereunder, (a) retains and excludes from this demise (i) the exterior faces of the walls of the Premises, (ii) the roof and, as applicable, the area, if any, between the ceiling or drop ceiling and the floor or roof above (provided that Tenant may use the riser areas above the drop ceiling to run its cabling and wiring) and (iii) the land under the Premises, and (b) reserves unto itself the right to install, connect, maintain, use, repair, remove, relocate and replace the Utility Facilities located in the Premises, in locations which will not materially interfere with Tenant’s use of the Premises.

2.2 Notwithstanding anything to the contrary contained in the body of this Lease or the Exhibits (or Addenda) hereto, Landlord hereby reserves the right to make such reasonable modifications to the Center, and the various components (including without limitation the Common Areas), as Landlord reasonably deems desirable for the benefit of the Center and to construct one or more additional buildings in the Center or to remove improvements from the Center, and to document such modifications by amending the Exhibits hereto; provided, however, that (a) the Premises shall be in the location and the approximate dimensions shown on Exhibit “A” (subject to the other provisions of this Lease as may be applicable), (b) Tenant’s Minimum Rent obligations hereunder shall not increase as a result of such changes, and (c) in no event shall Tenant’s business in the Premises be materially adversely affected by any such modification or construction. If the Landlord shall so modify any Exhibit hereto as permitted hereunder, Tenant shall, within ten (10) days after tender by Landlord, execute, acknowledge and deliver a document accepting such modifications and substituting the revised Exhibit for the applicable Exhibit.

2.3 Tenant shall have and hold the Premises for the Lease Term set forth in Section 1.1(i), unless sooner terminated as hereinafter provided.

2.4 Intentionally deleted.

2.5 Intentionally deleted.

2.6 TENANT WILL INSPECT THE PREMISES AS OF OR PRIOR TO, THE COMMENCEMENT DATE. TENANT ACKNOWLEDGES THAT TENANT HAS THE RIGHT TO (AND SHALL) FULLY INSPECT THE PREMISES AFTER COMPLETION OF THE LANDLORD’S WORK, AND IS RELYING UPON TENANT’S INSPECTIONS OF THE PREMISES AND NOT ON ANY REPRESENTATIONS OR WARRANTIES MADE BY LANDLORD, OR ANYONE ON BEHALF OF THE LANDLORD, EXCEPT AS EXPRESSLY PROVIDED IN THIS LEASE. TENANT EXPRESSLY ACKNOWLEDGES AND AGREES, THAT EXCEPT AS EXPRESSLY SET OUT ON EXHIBIT “B”, (WITH RESPECT TO LANDLORD’S WORK) THAT LANDLORD HAS MADE NO WARRANTIES OR REPRESENTATIONS TO THE TENANT AS TO THE CONDITION OF THE PREMISES, EXPRESS OR IMPLIED, AND THAT LANDLORD EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE. FURTHER, TENANT ACKNOWLEDGES AND AGREES THAT TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS UNDER THIS LEASE, AND THAT TENANT WILL CONTINUE TO PAY THE RENT PROVIDED FOR HEREIN WITHOUT ABATEMENT, SETOFF OR DEDUCTION, UNLESS EXPRESSLY PROVIDED FOR HEREIN. TENANT ACKNOWLEDGES THAT IT TAKES THE PREMISES IN ITS “AS IS, WHERE IS” CONDITION, WITHOUT ANY WARRANTY OR REPRESENTATION FROM LANDLORD WHATSOEVER, EXPRESS OR IMPLIED. ANY ENTRY ONTO OR USE OF THE PREMISES BY TENANT PRIOR TO THE COMMENCEMENT DATE SHALL BE GOVERNED BY THE TERMS AND PROVISIONS OF THIS LEASE, EXCEPT THOSE REQUIRING PAYMENT OF RENT.

2.7 Notwithstanding anything herein to the contrary, if any present tenant of the Premises holds over, and Landlord cannot acquire possession of the Premises prior to the scheduled Commencement Date hereunder, then Tenant shall be entitled to an abatement of Rent equal to one day of Rent for each day that the Commencement Date (as described in the next sentence) is delayed beyond the original scheduled Commencement Date hereunder. Tenant agrees to accept possession of the Premises at such time as Landlord is able to tender same and, in such event, the date of such tender by Landlord shall be deemed to be the Commencement Date. If any present tenant of the Premises holds over for more than sixty (60) days after the date of Tenant’s execution of this Lease, then Tenant shall thereafter have the right to terminate this Lease upon written notice to Landlord.

2.8 The parties acknowledge that, as of the Effective Date, there are various fixtures, equipment and other items of personal property located within the Premises that may have previously been owned by the prior tenant of the Premises. Notwithstanding anything herein to the contrary, Landlord hereby represents and warrants that Landlord has all right, title and interest in and to such property, free and clear of any claims by such prior tenant or any parties claiming by, through or under such prior tenant. Landlord hereby conveys all such property to Tenant. Landlord agrees to indemnify and hold Tenant harmless from all claims, demands, actions, liabilities, costs, expenses, damages, penalties and obligations of any nature arising from or as a result of any breach of Landlord’s representation or warranty contained in this Section, or otherwise arising from the ownership of such personal property. The terms of this Section 2.8 shall survive the termination or expiration of this Lease.

ARTICLE III. RENT AND SECURITY DEPOSIT.

3.1 The Rent specified in Section 3.2 (and all additional Rent, and other charges due hereunder) shall accrue hereunder from the Commencement Date.

3.2 Tenant promises and agrees to pay to Landlord, in good, sufficient and lawful currency of the United States of America, by mail or in person at the address of Landlord as set forth in Section 1.1(c), or such other place as Landlord may from time to time designate in writing, the following Rent: (a) Minimum Rent as set forth in Section 1.1(j); (b) the Common Area Maintenance Fee as set forth in Section 23.6; (c) the Insurance Charge as set forth in Section 23.13; (d) the Tax Charge as set forth in Section 23.24; and (e) all other sums and charges due by Tenant to Landlord under the terms of this Lease including, without limitation, utility charges as applicable under Article IX.

3.3 Except as otherwise provided herein, all Rent shall be due and payable monthly, in advance, without demand, notice, deduction or setoff, on the first day of each month during the Lease Term, and any extensions thereof. In the event any installment of Rent is not received within ten (10) days after written notice from Landlord such amount is due, Tenant shall pay additionally an administrative late charge of $500.00, plus the amount of any reasonable attorneys’ fees incurred by Landlord in connection therewith for each such late payment. Tenant shall also pay an administrative charge of $50.00 for each check returned unpaid for any reason. If Tenant is late in making payments due hereunder (including, but not limited to, Minimum Rent) on more than two (2) occasions during any twelve (12) month period, Landlord may at any time thereafter, upon written notice to Tenant, require that (until further notice) all payments of Rent be made by certified or cashier’s check. The first month’s Rent and other charges or fees shall be prorated from the Commencement Date through and including the last day of the month in which the Commencement Date occurs and shall be paid in advance on the Commencement Date. Contemporaneously with the execution of this Lease by Tenant, Tenant shall pay to Landlord the Prepaid Rent (in the amount set forth in Section 1.1(o)) which shall be applied to the Rent for the first full month of the Term.

3.4 Intentionally deleted.

3.5 Tenant shall, contemporaneously with the execution of this Lease, deposit with Landlord the Security Deposit. If Tenant shall fail to pay any installment of Rent when due, said Security Deposit may, at the option of Landlord, be applied to any such sums due and unpaid, and if Tenant violates any of the other terms, covenants and conditions of this Lease, said Security Deposit may be applied to any damages suffered as a result of Tenant’s default. Should any of the Security Deposit be used to pay sums due for any reason, and if this Lease is kept in full force and effect at the option of Landlord, Tenant shall reimburse Landlord the amount of such depletion, within 10 days after notice to Tenant by Landlord of such depletion. Nothing contained in this Section shall in any way diminish or be construed as waiving any of the Landlord’s other remedies as provided in Article XVII or by law or in equity. Should Tenant comply with all of the terms, covenants and conditions of this Lease, and promptly pay all of the Rent herein provided as it falls due, at the end of the Lease Term the Security Deposit shall be returned to Tenant (without interest) within 30 days after Tenant requests in writing the return of the Security Deposit, which request shall include the forwarding address of Tenant. Landlord may deliver the Security Deposit to the assignee of Landlord’s interest in the Premises in the event that such interest be sold or assigned, and thereupon Landlord shall be discharged from further liability with respect to such Security Deposit.

ARTICLE IV. COMMON AREA.

4.1 Landlord shall operate and maintain the Common Area in such manner as Landlord in its reasonable discretion determines to be in the best interests of the Center. Landlord reserves the right at its reasonable discretion to change from time to time the size, dimensions and location of the Common Area as shown on Exhibit “A,” including without limitation, the entrances, exits, lanes, size and location of the parking areas; and the size, dimensions, identity and type of any building(s) shown on Exhibit “A”; and has the further right to construct, or remove, any structure, temporary or permanent, on any part of the Common Area without the consent of the Tenant, subject to no restrictions except that (subject to the provisions of Articles XIII and XIV hereof), there shall be no material impairment of the size and dimension of the Premises. So long as Tenant is not in default hereunder, Tenant and its Permitees shall have the nonexclusive license to use the Common Area as constituted from time to time in common with Landlord, other tenants of the Center and other persons entitled to use the same, which license shall be subject to reasonable and uniformly-enforced rules and regulations as Landlord may from time to time prescribe. Tenant shall not solicit any business within the Common Area or take any action which would interfere with the rights of other persons to use the Common Area. Landlord may temporarily close any part of the Common Area for such periods of time as may be reasonably necessary to make repairs or alterations, or as otherwise provided herein.

4.2 The use of the Common Area by employees of Tenant may be restricted by Landlord from time to time. Landlord shall have the right, but not the obligation, to maintain and operate lighting facilities on all the parking areas and to control all the parking and other Common Area, and to make rules regulating the use thereof, including, the right to designate and regulate employee parking areas, and to do and perform such other reasonable acts with respect to the Common Area as in the judgment of Landlord and Landlord’s counsel may be legally necessary, including temporarily closing any part of the Common Area to prevent the public from obtaining prescriptive rights. Without limitation of the foregoing, Landlord expressly reserves the right to require that Tenant and other tenants in the Center cause their employees to park only in areas specifically designated by Landlord.

4.3 Tenant shall pay to Landlord, monthly, in advance, on the first day of each month, one-twelfth (1/12th) of the Common Area Maintenance Fee. Landlord shall have the right, exercisable by Landlord giving written notice to Tenant from time to time during the Lease Term, to estimate the Common Area Maintenance Fee (based upon Landlord’s reasonable estimation of the Common Area Expenses) payable by Tenant for the future fiscal period indicated by Landlord, whereupon, commencing on the future date during the Lease Term indicated by Landlord, Tenant shall pay Landlord on the first day of each month, in advance, the monthly charge so indicated by the Landlord. Notwithstanding anything to the contrary contained in this Lease, for purposes of determining the Common Area Maintenance Fee payable by Tenant, Common Area Expenses (excluding non-controllable items such as utilities & security) in any year shall not be increased by more than five percent (5%) over the prior year’s Common Area Expenses (excluding such non-controllable items).

Within one hundred twenty (120) days following the end of each calendar year during the Lease Term, Landlord shall compute and determine the actual Common Area Expenses for the prior calendar year. Landlord shall give Tenant notice of such Common Area Expenses and notice of Tenant’s actual Common Area Maintenance Fee with respect to such period (as limited pursuant to the terms of this Lease). If Tenant’s actual Common Area Maintenance Fee with respect to such period exceeds the amount therefor previously paid by Tenant, Tenant shall pay Landlord the deficiency in each such case within 30 days following notice from Landlord; however, if the aforesaid amount previously paid by Tenant towards Tenant’s actual Common Area Maintenance Fee is in excess of Tenant’s actual Common Area Maintenance Fee with respect to such period, then the balance thereof shall be applied to the payment of Rent next due; except that any amounts remaining at the termination of this Lease shall be offset against any amounts then owing by Tenant to Landlord under this Lease, and any remaining net surplus shall then be refunded by Landlord to Tenant.

4.4 Landlord and Tenant acknowledge, agree and confirm to each other that they are both knowledgeable and experienced in commercial lease transactions; and Landlord and Tenant agree that the provisions of this Lease for determining Common Area Maintenance Fee, Tax Charges, Insurance Charges and other charges, are commercially reasonable and acceptable to the parties for determining such charges, even though such calculations may not state precisely the formulas for determining the same.

4.5 Tenant shall have the right to audit Landlord’s books and records relating to Common Area Expenses or any other charges to Tenant under this Lease (including, without limitation, Real Estate Taxes and insurance premiums) for up to the immediately preceding three (3) calendar years by giving no less than ten (10) days prior written notice to Landlord within 120 days of Tenant’s receipt of the Landlord’s notice described in Section 4.3 above. Such audit shall be conducted at Landlord’s office where such records are maintained. Such audit may not be conducted on a contingency fee basis. Tenant shall keep Landlord’s books and records confidential and shall use commercially reasonable efforts to cause its auditor to maintain such confidentiality. If the audit reveals any underpayment by Tenant, then Tenant shall make such payment to Landlord within thirty (30) days following receipt of the audit by both parties. If the audit reveals an overpayment by Tenant of any charges under this Lease, then Landlord shall apply such overpayment to the immediately succeeding payment(s) of Rent hereunder (or, if such application would extend beyond the expiration of the Term of this Lease, such remaining amount shall be reimbursed to Tenant). If such overpayment exceeds five percent (5%) of Tenant’s Common Area Maintenance Fee, Tax Charge or Insurance Charge (as applicable) for any year covered by the audit, then Landlord shall bear the expense of Tenant’s audit, not to exceed $3,000.00. The terms of this Section shall survive the expiration or earlier termination of this Lease.

ARTICLE V. USE AND CARE OF PREMISES.

5.1 The Premises shall be used and occupied by Tenant only for the Permitted Use, and for no other purpose or use, without the prior written consent of Landlord. In the event Landlord controls all exterior lighting, all costs incurred by Landlord in connection therewith shall be included in the Common Area Expenses.

5.2 Tenant shall not perform any act or fail to perform any act, keep anything within the Premises or use the Premises for any purpose that increases the insurance premium cost or invalidates any insurance policy carried on the Premises or on other parts of the Center. If Landlord notifies Tenant of such act or omission pursuant to the above sentence and such act or omission is continuing, then Tenant shall be liable, at its sole cost and expense, for the amount of any increase in the insurance premium cost resulting from such act or omission to which Landlord has consented.

5.3 The term “Hazardous Substances,” as used in this Lease, shall mean pollutants, contaminants, toxic or hazardous wastes, radioactive materials or any other substances, the use and/or the removal of which is governed, restricted, prohibited or penalized by any Environmental Law. Tenant hereby agrees that, other than with respect to Hazardous Substances stored, used, handled or disposed of by Tenant in the ordinary course of Tenant’s business and in compliance with Environmental Law and other applicable laws: (i) no activity will be conducted on the Premises by Tenant that will produce any Hazardous Substance; (ii) the Premises will not be used in any manner for the storage of any Hazardous Substances; (iii) Tenant will not permit any Hazardous Substances to be brought onto the Premises or the Center. If at any time during or after the Term of this Lease, any Hazardous Substance is found located on the Premises, or on the Center resulting from the actions (in violation of the terms of this Lease) of Tenant, Tenant’s agents, employees or contractors, or anyone for whose actions Tenant is liable, the same shall, at Landlord’s election either (x) be immediately removed by Tenant, with proper disposal, and all required clean-up procedures shall be diligently undertaken by Tenant at its sole cost pursuant to all Environmental Laws or (y) Tenant shall be responsible for all costs of inspection, monitoring and/or remediation. Tenant shall make all notifications and shall obtain and maintain in full force all permits, licenses, registrations, or similar authorizations required under any Environmental Law for the operations or activities of Tenant at the Premises. Tenant agrees to indemnify and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, damages, penalties and obligations of any nature arising from or as a result of any contamination of the Premises with Hazardous Substances, or any contamination of the Center resulting from the actions of Tenant, Tenant’s agents, employees or contractors, or anyone for whose actions Tenant is liable, or otherwise arising from the use of the Premises by Tenant in violation of the terms of this Lease. Tenant shall store, use, handle or dispose of all Hazardous Substances which may be used on the Premises in the ordinary course of Tenant’s business in strict compliance with all Environmental Laws. The terms of this Section 5.3 shall survive the termination or expiration of this Lease.

5.4 Tenant shall not, without Landlord’s prior written consent, conduct or permit to be conducted within the Premises any fire, auction, bankruptcy, “lost-our-lease,” “going-out-of-business,” or similar sales; nor permit any objectionable or unpleasant odors or loud noises to emanate from the Premises; nor place or permit any radio, television or other antenna, loud speaker or amplifier, flashing lights or searchlight on the roof or outside the Premises or where the same can be seen or heard outside the building; nor place or display any signs, advertisements or other items (other than dignified displays permitted under Section 8.1) in any windows or glass store fronts. In no event shall Tenant take any other action which would disturb or endanger other tenants of the Center, or unreasonably interfere with their use of their respective premises or create a nuisance or annoyance to Landlord or to other tenants, nor do or permit any act which might, in the reasonable judgment of Landlord, damage Landlord’s goodwill or reputation, or tend to injure or adversely affect the operation or business of the Center.

5.5 Tenant, at its sole cost and expense, shall obtain (and upon request deliver to Landlord) all permits and licenses and pay all fees required for the transaction of its business in the Premises. Tenant shall comply timely with all applicable laws, ordinances, governmental regulations or restrictive covenants now in force pertaining to the Premises or the operation of Tenant’s business therein. Landlord hereby represents and warrants to Tenant that, to Landlord’s actual knowledge, there are no restrictive covenants that will prohibit or unreasonably restrict the Permitted Use. Notwithstanding the foregoing, in no event shall Landlord enter into any restrictive covenants, easements or other instruments that may adversely affect the Premises or Tenant’s business therein without the prior written consent of Tenant, such consent not to be unreasonably withheld, conditioned or delayed.

5.6 Tenant shall take good care of the Premises and keep the same free from waste or nuisance at all times. Tenant shall not locate or install or cause to be located or installed on the sidewalks, service areas or any other portions of the Common Area immediately adjoining the Premises or on the storefront, any bicycle racks, newspaper holder stands, vending machines of any kind, mailboxes, telephone booths, trash or refuse receptacles, “no parking” signs or any other device of a similar nature without Landlord’s consent, such consent not to be unreasonably withheld, conditioned or delayed. Tenant shall keep the Premises, including windows and signs and sidewalks, service ways, loading areas and other portions of the Common Area immediately adjacent to the Premises neat, clean, and free from obstructions, dirt or rubbish at all times and shall store all trash and garbage within the Premises. Landlord shall arrange for the regular pickup of such trash and garbage, and the costs of such trash removal shall be included within Common Area Expenses. All trash receptacles or dumpsters installed by Tenant must comply with any statute, ordinance, rule, regulation, or restrictive covenant now or hereafter in force governing the location or manner of their placement and must be in a color approved by Landlord, who shall have the right to remove from the Center without notice any such receptacles that do not so comply or that have not been so approved. Tenant shall be solely responsible for any fine, penalty or damage that may result from its failure to comply with this Section. Receipt and delivery of goods and merchandise and removal of garbage and trash shall be subject to such reasonable regulations as Landlord may from time to time prescribe. Without limitation of the foregoing, Landlord shall have the right to require that Tenant share a dumpster with one or more other tenants in the Center; in such event, Landlord shall make arrangements for such dumpster to be emptied on a regular basis and Tenant shall pay to Landlord as additional Rent the amount billed by Landlord to Tenant from time to time as Tenant’s share of such dumpster charges. Landlord reserves the right to allocate such dumpster charges between Tenant and the other tenants in the Center based on Landlord’s determination of their respective use of such dumpster.

ARTICLE VI. MAINTENANCE AND REPAIR OF PREMISES.

6.1 Landlord shall maintain only the foundation, the exterior walls (except store front, windows, plate glass, doors, door closure devices, window and door frames, moldings, locks, hardware and painting and other treatment of interior and exterior walls) and roof (subject to Section 4.2) of the Premises in good repair; provided, however, that any repairs occasioned by the act, omission or negligence of Tenant or its Permitees and to the extent not otherwise covered by Landlord’s insurance hereunder shall be performed at Tenant’s cost and expense, it being expressly agreed that roof repairs or maintenance work on Tenant’s heating, ventilating and air conditioning equipment necessitated by any damage or injury arising out of, or as a result of Tenant’s acts or omissions, shall be the sole obligation of Tenant. In the event that the Premises should become in need of repairs required to be made by Landlord hereunder, Tenant shall give written notice thereof to Landlord; and Landlord shall not be responsible in any way for failure to make any such repairs until a reasonable time (not to exceed 30 days) shall have elapsed after delivery of such written notice.

6.2 Tenant shall maintain the Premises, and all portions thereof, neat, clean, and in good order and condition and shall make all needed repairs thereto, including, without limitation, maintenance of all doors and doorways, all direct utility connections and replacement of cracked or broken glass, except only for repairs required to be made by Landlord under the provisions of Section 6.1. Tenant shall comply at its sole cost and expense with all governmental laws, ordinances and regulations applicable to the Premises, except that Tenant shall not be obligated to make any structural changes or alterations to the Premises in order to comply therewith unless made necessary by the acts or omissions of Tenant, in which event Tenant shall comply at its expense in accordance with plans and specifications approved by Landlord. If any repairs required to be made by Tenant hereunder are not made within 30 days after written notice has been delivered to Tenant by Landlord (or, if such repairs are not reasonably capable of being completed within 30 days, such additional time as may be reasonably necessary for Tenant to complete such repairs, so long as Tenant commences such repairs within 30 days and thereafter diligently prosecutes such repairs), Landlord may at its option, in addition to its other remedies hereunder, make such repairs without liability to Tenant for any loss or damage which may result to Tenant’s stock or business by reason of such repairs. Tenant shall pay to Landlord upon demand the cost of such repairs plus 10% of such cost (to cover Landlord’s overhead and administrative costs with respect thereto).

6.3 Without limitation of Section 6.2, Tenant shall have sole responsibility for maintenance and upkeep of the heating, ventilating and air conditioning system which exclusively serves the Premises, the sprinkler system (if any) which exclusively serves the Premises, that portion of the sewer system which exclusively serves the Premises (unless damage to the Center’s sewer system is caused by Tenant’s use or misuse, in which event Tenant shall be responsible for the repair of all damage caused thereby) and that portion of the water and electrical facilities downstream of Tenant’s meters but including Tenant’s water and electrical meters and Tenant shall, at Tenant’s sole cost and expense, repair and replace all or any part thereof as may be necessary from time to time to keep such items in good working condition at all times.

6.4 Any work at the Premises causing venting, opening, sealing, or waterproofing of the roof of the building in which the Premises are located (“Roof Modifications”) shall be performed at Tenant’s expense either, at Landlord’s election, by (a) Landlord, or (b) Tenant, who shall contract directly with the roofing contractor designated by Landlord (“Roof Contractor”). In the event any such Roof Modifications are made during the Term hereof pursuant to (b) above, Tenant shall provide Landlord with a certificate from the Roof Contractor certifying that the Roof Modifications (i) were made by the Roof Contractor in accordance with the original plans and specifications for the Center and (ii) have not in any way diminished or impaired the Roof Contractor’s warranty to Landlord, if any. Tenant shall indemnify and hold harmless Landlord from any personal injury or damage to the Premises, the Center or personal property resulting, directly or indirectly, from any Roof Modifications made pursuant to (b) above.

ARTICLE VII. ALTERATIONS AND FIXTURES.

7.1 Tenant shall not, without obtaining Landlord’s prior written consent: (a) change the exterior or architectural treatment of the Premises or any part thereof; (b) paint or decorate any part of the exterior of the Premises; (c) make any alterations or additions to the Premises or permit the making of any holes in the walls, ceilings or floors thereof (provided that Landlord’s consent to such alterations shall not be unreasonably withheld, conditioned or delayed); (d) injure, overload, deface or otherwise harm the Premises or any part thereof or any equipment or installation therein; or (e) permit the use of any forklift or tow truck, or any other mechanically powered machine or equipment for handling freight in the Premises or other portion of the Center; provided, however, that (i) Tenant may perform Tenant’s Work and install unattached, movable trade fixtures and equipment and (ii) Tenant may perform other interior, non-structural alterations costing less than $50,000 without Landlord’s consent. All repairs, replacements, alterations, additions, improvements, plate glass, exterior doors, overhead sprinkler systems (if any), floor coverings and fixtures (other than unattached, movable trade fixtures) including all air conditioning, electrical, mechanical and plumbing machinery and equipment, exhaust hoods and water heaters, which may be made or installed by either party hereto upon the interior or exterior of the Premises shall become the property of Landlord without credit or compensation to Tenant at the termination of this Lease, and at the termination of this Lease shall remain upon and be surrendered with the Premises, unless Landlord requests their removal at the time of Landlord’s initial consent to such alterations, in which event Tenant shall, prior to such termination, remove the same and restore the Premises to a good condition, normal wear and tear and damages due to casualty or condemnation excepted, at Tenant’s expense; and if Tenant shall fail to remove fixtures or other improvements from the Premises within ten (10) days following the end of the Lease Term as requested by Landlord in accordance with the terms hereof, Landlord may elect to remove the same, and Tenant shall reimburse Landlord for the cost of removal within thirty (30) days after a demand from Landlord. This covenant shall survive expiration or termination of this Lease. Notwithstanding the foregoing, Tenant shall have the right (but not the obligation, except as expressly required in this Section) to remove any “clean rooms” (including any heating, ventilation and air conditioning and other equipment exclusively serving such “clean rooms”).

ARTICLE VIII. SIGNS AND STORE FRONTS.

8.1 Tenant shall not, without Landlord’s prior written consent: (a) make any changes to the store front, (b) install any exterior lighting, shades or awnings, or any exterior decorations or paintings, (c) place or install any reflective material on the doors, windows or store front, or (d) erect or install any signs, window or door lettering, decorations or advertising media which can be viewed from the exterior of the Premises, except only dignified displays for its display windows which are of a type customary for that business and which comply with all applicable statutes, codes, ordinances, orders, regulations and restrictive covenants, Tenant may, at its sole cost and expense, install a sign displaying Tenant’s trade name and maintain the same in good order and repair at all times during the Lease Term. All signs shall comply with all applicable statutes, codes, ordinances, rules, regulations and restrictive covenants and the sign specification attached hereto as Exhibit “D”. Neither portable or trailer signs nor any grand opening signs or banners of any kind shall be permitted.

ARTICLE IX. UTILITIES.

9.1 Prior to the Commencement Date, Landlord shall, at its sole cost and expense, pay the sums required to have connected utility services, including electricity, sanitary sewer, and water to the Center, including any and all utility deposits and hook-up, connection, tie-in, tap and meter fees, and other fees applicable as assessed by any governing authorities.

9.2 Following the Commencement Date, Tenant shall promptly pay all charges for electricity, water, gas, telephone service and all other utilities furnished to the Premises. Electric and natural gas (if applicable) service(s) furnished to the Premises will be separately metered. If the premises is not separately metered by the public utility, Landlord shall, at its sole cost and expense, submeter the Premises for water usage, and such work shall be considered part of “Landlord’s Work” for purposes of this Lease. Landlord shall install water submeter with remote reader on the interior of the rear wall. Landlord will bill each tenant whose premises is sub-metered for the amount used according to that tenant’s sub-meter. Any amounts which Landlord bills to Tenant under the terms of this Section 9.2 will be considered additional rental and will be due within thirty (30) days after the date upon which Landlord delivers such bill to Tenant.

9.3 Landlord shall not be liable for any interruption whatsoever in utility services. No interruption of utility service shall be construed as either a constructive or actual eviction of Tenant, nor work an abatement of Rent, nor relieve Tenant for fulfilling any covenant or condition of this Lease. This Section shall not apply to any interruption in utility services arising from the gross negligence or willful misconduct of Landlord.

ARTICLE X. INSURANCE AND INDEMNITY.

10.1 Subject to the terms of Section 13.6 and Section 22.10, Tenant shall indemnify and hold Landlord and Landlord’s agents harmless from and against any and all claims, actions, demands, liens, costs, damages, expenses and liabilities whatsoever including, but not limited to, reasonable attorneys’ fees and court costs, arising out of any claims of any persons to the extent such claims are on account of or by reason of: (a) any occurrence in, on or about the Premises from the date the Premises are tendered to Tenant by Landlord until Tenant fully vacates the Premises (other than those arising from the negligence or willful misconduct of Landlord or its Permitees); (b) the negligence or willful misconduct of Tenant or its Permitees in, on or about the Premises and/or Center; (c) any default by Tenant hereunder; (d) any violation of any Environmental Law by Tenant or its Permitees and/or (e) the release or disposal of any Hazardous Substance in, on, under or about the Premises by Tenant and/or its Permitees in violation of the terms of this Lease. This Section shall survive the termination of this Lease.

10.2 (a) Tenant shall throughout the Lease Term carry and maintain, at Tenant’s cost and expense, the following types of insurance, in the amounts specified and in the forms hereinafter provided: (i) Commercial general liability insurance of an “occurrence” type against all claims on account of liability of Tenant, with limits of not less than $2,000,000 per occurrence and $5,000,000 as a general aggregate. Tenant’s commercial general liability insurance shall include Broad Form Property Damage, Personal Injury Liability Insurance (with the Employee’s Exclusion deleted) with a limit of $2,000,000 per occurrence, Products Liability Insurance, Independent Contractor’s Liability Insurance and Blanket Broad Form Contractual Liability Insurance, it being the intent of Landlord and Tenant that Tenant’s contractual liability coverage will provide coverage to the maximum extent possible of Tenant’s indemnification obligations under this Lease;

(ii) Property insurance written on a Special Causes of Loss policy form covering all the items in, on, or upon the Premises exclusive only of the Building Shell, and all alterations, additions or changes made by Tenant pursuant to the terms of this Lease, in an amount not less than 90% of the full replacement cost thereof from time to time during the Lease Term, providing protection against perils included within the standard Texas form of fire and extended coverage insurance policy with a broad form endorsement covering sprinkler damage (but Landlord makes no representation that the Premises or any other portion of the Center is equipped with a sprinkler system), vandalism and malicious mischief;

(iii) Plate glass insurance covering all plate glass, if any;

(iv) Worker’s compensation insurance as required by law; and

(v) Tenant shall be obligated to provide insurance on all of Tenant’s furniture, fixtures, equipment and other personal property in the Premises, it being agreed and understood that the Landlord shall have no liability or responsibility for loss or damage thereto under any circumstances whatsoever, including, but not limited to, loss by fire or other casualty, damage to such personal property by flood water (or other water damage), or for any other reason.

(b) All policies of insurance described in this Section shall be issued in form reasonably acceptable to Landlord by insurance companies reasonably acceptable to Landlord and qualified to do business in the State of Texas. Tenant’s liability policy shall provide that Landlord is an additional insured. Each such policy shall be for the mutual and joint benefit and protection of Tenant, Landlord and any such other party in interest and shall be primary insurance for all claims under such policy and provide that any insurance carried by Landlord or any other party in interest is strictly excess, secondary and noncontributing with any insurance carried by Tenant. A certificate evidencing Tenant’s maintenance of each such policy shall be delivered to Landlord and within three (3) days after the date the Premises are tendered to Tenant and thereafter within 10 days after Landlord requests the same. Tenant’s liability policies will be endorsed as needed to provide cross-liability coverage for Tenant, Landlord and any lender of Landlord, and will provide for severability of interests. All such public liability and property damage policies shall contain a provision that Landlord and any such other parties in interest, although named as an insured, shall nevertheless be entitled to recover under said policies for any loss occasioned to Landlord or any such other parties in interest, or to any of their respective servants, agents or employees by reason of the negligence of Tenant.

(c) If Tenant fails to have a certificate of such policy on deposit with Landlord within 10 days following Landlord’s written request for such certificate at any time during the Lease Term (and prior thereto in the event of any entry into possession by Tenant prior to the Commencement Date or subsequent to the date of termination hereof in the event of a holdover), then Landlord shall have the right (but no obligation), and without limitation of its rights under Article XVII, to take out and maintain such an insurance policy, and if Landlord does so Tenant shall pay to Landlord on demand the amount of the premium applicable to such policy of insurance plus 10% of the cost thereof (to cover Landlord’s overhead and administrative costs in connection therewith), subject to reimbursement for any premium subsequently returned to Landlord (plus 10% of such returned premium).

10.3 Landlord shall maintain at all times during the Term such insurance relating to the operation, ownership and use of the Center as a reasonably prudent operator of similar shopping centers may obtain, including, without limitation, commercial general liability insurance and property insurance covering the Building Shell and Common Area improvements in an amount not less than 90% of the full replacement cost thereof. Tenant shall pay to Landlord monthly, in advance, on the first day of each month, one-twelfth (1/12th) of the Insurance Charge. Upon request and each time an adjustment is made, Landlord shall furnish Tenant with a notice of the required monthly installment of the Insurance Charge.

10.4 Notwithstanding any provision herein contained to the contrary, if, by the nature of Tenant’s business, Landlord’s insurance rate on the Center is higher than the normal insurance rate being charged for fire and extended coverage, Tenant, at its sole cost and expense, shall pay the difference between the rate being charged for such insurance and the normal stipulated rate to the extent that such increase is attributable to Tenant’s business.

ARTICLE XI. NON-LIABILITY FOR CERTAIN DAMAGES.

11.1 Landlord shall not be liable to Tenant for any injury to person or damage to property caused by the Premises becoming out of repair or by gas, water, steam, electricity or oil leaking or escaping into the Premises (except where due to Landlord’s gross negligence or willful failure to make repairs required to be made by Landlord hereunder, after the expiration of a reasonable time after written notice to Landlord of the need for such repairs, not to exceed 30 days), nor shall Landlord be liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of other tenants of the Center or of any other persons whatsoever, except only gross negligence or willful acts of employees and agents of Landlord. All property left, stored or maintained within the Premises shall be at Tenant’s sole risk.

ARTICLE XII. ACCESS TO PREMISES.

12.1 Landlord shall have the right to enter upon the Premises at all reasonable hours, following reasonable prior notice to Tenant and so long as Landlord complies with Tenant’s reasonable security requirements and standard operating procedures (“SOPs”) for the Premises, for the purpose of inspecting them, making repairs to them, making alterations or additions to adjacent premises, conducting environmental inspections or curing any default of Tenant hereunder that Landlord elects to cure; provided, however, in the case of an emergency, Landlord may enter upon the Premises without prior notice to Tenant but shall notify Tenant of such entry as soon as reasonably practicable thereafter. Landlord shall not be liable to Tenant for any expense, loss or damage from any such entry upon the Premises made in compliance with the terms of this Section. Tenant shall permit Landlord, at any time within 6 months prior to the expiration of this Lease, to place upon the Premises any “For Lease” signs and during such period, Landlord or its agent may, during normal business hours, following reasonable prior notice to Tenant and so long as Landlord complies with Tenant reasonable security requirements and SOPs, enter upon the Premises and exhibit same to prospective tenants. In entering the Premises, Landlord shall use reasonable efforts not to interfere with the business of Tenant being conducted therein. Notwithstanding the foregoing, (i) in no event may Landlord access any “clean rooms” located in the Premises from time to time (and Tenant shall have no obligation to provide Landlord with any keys or other forms of access to such “clean rooms”) and (if) Tenant may designate (in its reasonable discretion) certain other areas within the Premises as off-limits to Landlord; provided, however, Landlord may access such areas in case of emergency involving imminent danger of serious injury to individuals or serious property damage to the Center.

ARTICLE XIII. DAMAGE BY CASUALTY.

13.1 Tenant shall give immediate written notice to Landlord of any damage caused to the Premises by fire or other casualty.

13.2 In the event the Premises are damaged or destroyed by fire or other casualty insured or insurable under standard fire and extended coverage insurance and Landlord does not elect to terminate this Lease as hereinafter provided, Landlord shall proceed with reasonable diligence, and at its cost and expense, to rebuild and repair the Premises as set forth in Section 13.3 hereof. Tenant shall pay on demand all costs and expenses which exceed the cost incurred by Landlord in meeting its obligation to rebuild the Building Shell as provided in Section 13.3 below. If the building in which the Premises are located is damaged or destroyed by fire or other casualty so as to render un-tenantable more than 25% of the entire Floor Area of such building, then Landlord may elect either to terminate this Lease or proceed to rebuild and repair the Premises. Landlord shall give written notice to Tenant of such election within 60 days after the date of the casualty, and, if it elects to rebuild and repair, shall proceed to do so with reasonable diligence and at its sole cost and expense as set forth herein. Notwithstanding the foregoing, if such restoration is reasonably estimated to take longer than 180 days following the date of the casualty to complete, then Tenant shall have the right to terminate this Lease by written notice to Landlord.

13.3 Notwithstanding any provisions herein to the contrary, Landlord’s obligation to rebuild and repair under this Article XIII shall be limited to construction of the Building Shell. Further, Landlord shall have no obligation to repair and rebuild the Premises unless and until insurance proceeds are made available therefor. Promptly after completion by Landlord of such construction Tenant will proceed with due diligence, and at its sole cost and expense, to rebuild, restore and repair its signs, fixtures, equipment and other items and to restore the Premises to a condition similar to its condition prior to the casualty, and promptly re-open for business.

13.4 During any period of reconstruction or repair of the Premises, this Lease shall continue in full force and effect, except that all Rent shall be abated for the length of time necessary for the reconstruction or repairs as provided in Section 13.3, in proportion to the amount of Floor Area of the Premises rendered unusable; provided, that such abatement shall not extend the Lease Term. If the damage to the Premises is caused by the gross negligence or willful misconduct of Tenant or its Permitees, however, no item of Rent shall abate.

13.5 In the event the Lease is terminated pursuant to this Article XIII, Tenant shall, prior to such termination, pay and/or assign to Landlord any insurance proceeds received or to be received by Tenant with respect to damage to any leasehold improvements in the Premises.

13.6 Notwithstanding anything in this Lease to the contrary, neither Landlord nor Tenant shall be liable (by way of subrogation or otherwise) to the other party (or to any insurance company insuring the other party) for any loss or damage to any of the property of Landlord or Tenant, as the case may be, to the extent such loss or damage is covered (or would have been covered) by insurance required under this Lease, even though such loss or damage might have been caused by the negligence of the Landlord or Tenant or their respective employees, agents, servants or invitees. Nothing herein shall relieve either party from damages resulting from malicious or intentional acts of such party, its agents, representatives or employees.

13.7 Notwithstanding anything in this Article 13 (or elsewhere in this Lease) to the contrary, either party shall have the right to terminate this Lease, within sixty (60) days after the date of any fire or other casualty, if any such fire or other casualty occurs during the last eighteen (18) months of the Term of this Lease.

ARTICLE XIV. EMINENT DOMAIN.

14.1 If the whole or any part equal to or greater than 25% of the Floor Area of the Premises should be taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain or by private purchase in lieu thereof, then at the option of either party hereto this Lease shall be cancelled and both parties shall be relieved of all obligations herein imposed. Should this Lease be so cancelled, then Tenant shall have no claim against Landlord and shall not have any claim or right to any portion of the amount that may be awarded as damages or paid as a result of such involuntary conversion whether brought about by suit or agreement for the cancellation of this Lease or for Tenant’s leasehold interest or leasehold improvements; any and all of such amounts shall belong to Landlord and all rights of Tenant to damages therefor, if any, are hereby assigned by Tenant to Landlord. Tenant shall, however, have the right to claim and recover from the condemning authority, but not from Landlord, and only to the extent that such recovery by Tenant shall not diminish the amounts recoverable by Landlord, such compensation as may be separately awarded or recoverable by Tenant in Tenant’s own right on account of any and all damage to Tenant’s business, personal property or moving expenses by reason of the condemnation.

14.2 If less than 25% of the Floor Area of the Premises should be taken for any public or quasi-public use under any governmental law, ordinance or regulations or by right of eminent domain or by private purchase in lieu thereof, this Lease shall not terminate but Minimum Rent payable hereunder during the unexpired portion of this Lease shall be reduced in proportion to the reduction of the Floor Area in the Premises resulting from such taking from and after the date of such taking, and “Tenant’s Proportionate Share” hereunder shall be adjusted accordingly. Furthermore, if any material Common Area (such as parking areas or access points into the Center) are so taken, Minimum Rent payable hereunder during the unexpired portion of this Lease shall be equitably reduced in a manner mutually agreeable to Landlord and Tenant. In the event of such a taking, Tenant shall have the right to recover damages suffered or sustained by Tenant as a result of such taking only with respect to property which upon the termination of this Lease would belong to the Tenant, but Tenant shall have no claim against Landlord and shall not have any claim or right to any portion of the amount that may be awarded as damages or paid as a result of such taking for the loss of any part of Tenant’s leasehold interest, leasehold improvements, and any and all of such amounts shall belong to Landlord and all rights of Tenant to damages therefor, if any, are hereby assigned by Tenant to Landlord. Tenant shall, however, have the right to claim and recover from the condemning authority, but not from Landlord, and only to the extent that such recovery by Tenant shall not diminish the amounts recoverable by Landlord, such compensation as may be separately awarded or recoverable by Tenant in Tenant’s own right on account of any and all damage to Tenant’s business or personal property by reason of the condemnation.

ARTICLE XV. ASSIGNMENT AND SUBLETTING; SALE OF PREMISES.

15.1 Tenant shall not assign, mortgage, pledge or in any manner transfer this Lease or any estate or interest therein, or sublet the Premises or any part thereof, without the prior written consent of Landlord, not to be unreasonably withheld, conditioned or delayed. Consent by Landlord to one or more assignments, sublettings or other transfers shall not operate as a waiver of Landlord’s rights as to any subsequent assignments, sublettings or other transfers. Notwithstanding the foregoing, Tenant may assign this Lease, or sublet the Premises or any part thereof, to any affiliate of Tenant, or to the purchaser of substantially all of Tenant’s assets, in each case without Landlord’s consent. The term “affiliate” used in the preceding sentence shall mean a person or entity which controls Tenant, which is under the control of Tenant, or which is under common control with Tenant. Notwithstanding any permitted assignment, subletting or other transfer, Tenant shall at all times remain fully responsible and liable for the payment of all Rent and for compliance with all its other obligations under this Lease.

15.2 Any transfer of this Lease from Tenant by merger, consolidation or dissolution or any change in ownership or power to vote a majority of the voting stock in Tenant outstanding at the time of execution of this Lease shall not constitute an assignment for the purpose of this Lease.

15.3 In the event of the transfer and assignment by Landlord of its interest in this Lease and in the building containing the Premises to any person or entity assuming Landlord’s obligations under this Lease, Landlord shall thereby be released from further obligations hereunder and Tenant shall look solely to the responsibility of such successor-in-interest of the Landlord. Any security given by Tenant to secure performance of its obligations hereunder may be assigned and transferred by Landlord to such successor-in-interest of Landlord and Landlord shall thereby be discharged of any further obligation relating thereto.

15.4 In the event of any sale of the Center by Landlord, Landlord shall be and is hereby entirely freed and relieved of all liability under any and all of its covenants and obligations contained in this Lease arising out of any act, occurrence or omission occurring after the consummation of such sale; and the purchaser at such sale or any subsequent sale of Center shall be deemed, without any further agreement between the parties hereto or their successors in interest or between the parties hereto and any such purchaser, to have assumed and agreed to carry out any and all of the covenants and obligations of the Landlord under this Lease.

15.5 In the event of a transfer, assignment or sale pursuant to Sections 15.3 or 15.4, Tenant agrees to be bound to attorn to such transferee, assignee or purchaser as if such transferee, assignee or purchaser were the original Landlord hereunder.

ARTICLE XVI. PROPERTY TAXES.

16.1 Landlord shall pay, or cause to be paid, all Real Estate Taxes which may be lawfully charged, assessed or imposed on the Center; provided, however, that if authorities having jurisdiction assess Real Estate Taxes which Landlord deems excessive, Landlord may defer compliance therewith to the extent permitted by the applicable laws so long as the validity or amount thereof is contested by Landlord in good faith.

16.2 Tenant shall pay, as and when due, all taxes which may be lawfully charged, assessed or imposed upon all trade fixtures, equipment and other personal property of every type in the Premises, and all license fees which may be lawfully imposed upon the business of Tenant conducted upon the Premises. If any such taxes for which Tenant is liable are levied against Landlord or Landlord’s property and if Landlord elects to pay the same or if the assessed value of Landlord’s property is increased by inclusion of personal property and trade fixtures placed by Tenant in the Premises and Landlord elects to pay the taxes based on such increase, Tenant shall pay to Landlord upon demand that part of such taxes for which Tenant is primarily liable hereunder.

16.3 Tenant shall pay to Landlord monthly, in advance, on the first day of each month, one-twelfth (1/12th) of the Tax Charge, in an amount reasonably estimated by Landlord. After receipt of all tax bills and assessment bills attributable to any calendar year during the Lease Term, Landlord shall furnish Tenant with a written statement of the actual amount of the Tax Charge for such year. If the total amount paid by Tenant under this Section for any calendar year shall be less than the actual amount due from Tenant for such year, as shown on such statement, Tenant shall pay to Landlord on demand the difference between the amount paid by Tenant and the actual amount due; and if the total amount paid by Tenant hereunder for any such calendar year shall exceed such actual amount due from Tenant for such calendar year, such excess shall be credited by Landlord against the Rent next due (except that any amounts remaining at the termination of this Lease shall be offset against any amounts then owing by Tenant to Landlord and any remaining net surplus shall then be refunded by Landlord to Tenant). This Section shall also apply to the calendar years in which this Lease commences and terminates, but Tenant’s liability for the Tax Charge for such years shall be subject to a pro rata adjustment based on the number of days of such calendar years during which this Lease is in effect. Prior to or at the Commencement Date and from time to time thereafter, Landlord shall notify Tenant of Landlord’s estimate of Tenant’s monthly installments or Tax Charge due hereunder, which estimate shall continue until Landlord notifies Tenant otherwise.

ARTICLE XVII. EVENTS OF DEFAULT AND REMEDIES.

17.1 Landlord has entered into this Lease upon the condition that Tenant shall punctually and faithfully perform all of Tenant’s covenants, conditions and agreements. Each of the following events shall be deemed to be an event of default of Tenant hereunder (each of which is sometimes referred to herein as an “Event of Default”):

(a) failure of Tenant to timely pay any installment of Rent hereunder when due and such failure continues for a period of ten (10) days from the date of written notice thereof from Landlord to Tenant; provided, however, if Tenant fails to timely pay any regular installment of Rent hereunder more than twice during any twelve (12) month period, then Landlord shall thereafter have no obligation to provide prior written notice of such failure;

(b) intentionally deleted;

(c) failure of Tenant to observe or perform any other covenant, term or condition set forth in this Lease and such failure continues for a period of 30 days from the date of written notice thereof from Landlord to Tenant (provided that if such failure cannot reasonably be cured within 30 days, such failure shall not be deemed an Event of Default under this subsection if Tenant commences to cure such failure within said 30 days and thereafter diligently and continuously prosecutes the curing of such failure until completion);

(d) Tenant or any Guarantor shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or Tenant or any Guarantor shall commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or Tenant or any Guarantor shall take any corporate action to authorize, or in contemplation of, any of the actions set forth above in this subsection (d);

(e) any case, proceeding or other action against the Tenant or any Guarantor shall be commenced seeking to have an order for relief entered against it as debtor or to have it adjudicated a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of an order for relief against it which is not fully stayed within seven business days after the entry thereof, or (ii) shall remain undismissed for a period of 90 days; or

(f) any other failure or default of Tenant which pursuant to any other provision of this Lease is an Event of Default.

17.2 Upon the occurrence of any of such Events of Default, Landlord shall have the option to pursue any one or more of the following remedies without any additional notice or demand whatsoever:

(a) Terminate this Lease, or terminate Tenant’s rights (including, but not limited to, Tenant’s right of possession) under this Lease (but not its obligations), and in either event Landlord shall have the right to immediate possession of the Premises and may reenter the Premises, and remove all persons and property therefrom by any lawful means without being guilty in any manner of trespass or otherwise; and any and all damages to Tenant, or persons holding under Tenant, by reason of such re-entry are hereby expressly waived; and any such termination or re-entry on the part of Landlord shall be without prejudice to any remedy available to Landlord for arrears of Rent, breach of contract, damages or otherwise, nor shall the termination of this Lease or of Tenant’s rights under this Lease by Landlord acting under this subsection be deemed in any manner to relieve Tenant from the obligation to pay the Rent and all other amounts due or to become due as provided in this Lease for and during the entire unexpired portion then remaining of the Lease Term.

(b) Without terminating this Lease, enter upon the Premises, by any lawful means, and without being guilty in any manner of trespass or otherwise and without liability for any damage to Tenant or persons holding under Tenant by reason of such re-entry, all of which are hereby expressly waived, and do or perform whatever Tenant is obligated hereunder to do or perform under the terms of this Lease; and Tenant shall reimburse Landlord on demand for any expenses or other sums which Landlord may incur or expend (plus 10% thereof to cover Landlord’s overhead and administrative costs), pursuant to this Subsection (b), and Landlord shall not be liable for any damages resulting to Tenant from such action.

(c) Without waiving such Event of Default, apply all or any part of the Security Deposit to cure the Event of Default or to any damages suffered as a result of the Event of Default.

(d) Pursuit of any of the foregoing remedies by Landlord shall not preclude pursuit of any other remedies herein provided Landlord or any other remedies provided by law or in equity, nor shall pursuit of any of the other remedies herein provided constitute a forfeiture or waiver of any Rent due Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants herein contained. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such default; and in such event Tenant shall pay all costs incurred by Landlord for the cost of altering the Leased Premises for another Tenant, all brokerage fees or commissions, and all legal fees in connection therewith.

(e) In the event of termination of this Lease, or termination of Tenant’s right of possession of the Premises, Landlord shall use reasonable efforts to relet the Premises, however, Landlord shall not be obligated to relet the Premises: (1) in preference to other vacant space in the Center; (2) to any affiliate of Tenant or any principal or officer of Tenant or any affiliate of such principal or officer; (3) to any person or entity whose creditworthiness is deemed unacceptable to Landlord; (4) to any person or entity if Landlord determines, in Landlord’s reasonable judgment, would disturb the tenant mix of the Center, or because of such proposed use, would impose unreasonable or excessive demands upon the Center; (5) to any person who has been engaged in litigation with, or who has threatened litigation against Landlord, or any of Landlord’s affiliates; (6) to any person or entity not approved by the holder of any liens or security interests against the Center, or any part thereof (provided that Landlord shall use commercially reasonable efforts to obtain such approval); (7) to a tenant who would cause Landlord to breach or be in default of any of its covenants under any agreements between Landlord and any third party (including, without limitation, other tenants in the Center); (8) to any proposed tenant who is unwilling to execute and deliver to Landlord a lease form reasonably acceptable to Landlord; or (9) where any assignment or sublease would require improvements or changes to be made to the Leased Premises by Landlord, at Landlord’s cost or expense.

(f) Upon the occurrence of an Event of Default, in addition to the other remedies available to Landlord, Landlord at its option, shall be entitled, and is hereby authorized, without any additional notice to Tenant whatsoever, to enter into and upon the Leased Premises by use of a master key, a duplicate key or any other peaceable means, and to change, alter and/or modify the doors locks on all entry doors of the Leased Premises, permanently excluding Tenant and its officers, principals, agents, employees and representatives therefrom. In the event that Landlord has either permanently repossessed the Leased Premises as aforesaid or has elected to terminate this Lease by reason of Tenant’s default, Landlord shall not thereafter be obligated to provide Tenant with a key to the Leased Premises at any time; provided, however, that in any such instance, during Landlord’s normal business hours and at the convenience of Landlord, and upon receipt of a written request from Tenant accompanied by such written waivers and releases as Landlord may require, Landlord may, at its option, (1) escort Tenant or its authorized representative to the Leased Premises to retrieve any personal belongings or other property of Tenant not subject to the Landlord’s lien of security interest described herein, or (2) obtain a list from Tenant of such personal property Tenant intends to remove, whereupon Landlord shall remove such property and make it available to Tenant at a time and place designated by Landlord. In the event Landlord elects option (2) above, Tenant shall pay, in cash and in advance, all reasonable out-of-pocket costs and expenses estimated by Landlord to be incurred in removing such property and making it available to Tenant, including, but not limited to all moving and/ or storage charges theretofore incurred by Landlord with respect to such property. Landlord’s remedies hereunder shall be in addition to, and not in lieu of, any of its other remedies set forth in this Lease, or otherwise available to Landlord at law or in equity. It is intended that this paragraph, and the provisions herein contained, shall supersede and be paramount to any conflicting provisions of the Texas Property Code, as well as any successor statute governing the rights of landlords to change locks of commercial tenants.

ARTICLE XVIII. WAIVER OF LANDLORD’S LIEN; ATTORNEY’S FEES.

18.1 Landlord hereby waives any and all liens or security interests (as that term is defined in the Uniform Commercial Code as adopted in the State in which the Center is located) in all inventory, equipment, trade fixtures, furnishings and other personal property which are now or hereafter located on or within the Premises, including all proceeds thereof. Such waiver shall apply to any liens or security interests in such property, whether contractual, statutory or constitutional in nature.

18.2 Intentionally deleted.

18.3 Upon the occurrence of an Event of Default, and if Landlord places the enforcement of this Lease, or any part thereof, or the collection of any Rent due or to become due hereunder, or recovery of possession of the Premises in the hands of an attorney, or files suit upon the same, Tenant agrees to pay to Landlord all costs of suit and/or other enforcement of Landlord’s rights hereunder, including court costs and reasonable attorney’s fees.

ARTICLE XIX. HOLDING OVER.

In the event Tenant remains in possession of the Premises after the expiration of this Lease and without the execution of a new lease, it shall be deemed to be occupying the Premises as a tenant at sufferance at a Minimum Rent equal to 150% of the monthly Minimum Rent applicable hereunder during the last month of the Lease Term (prorated on a per diem basis) and otherwise subject to all the conditions, provisions and obligations of this Lease insofar as the same are applicable to a tenancy at sufferance. Tenant shall indemnify and hold harmless Landlord from all claims, causes of action, costs, losses, damages and attorney’s fees incurred by Landlord as a result of such holdover, including, without limitation, damages, costs and expenses incurred by Landlord as a result of not being able to make the Premises available to a new tenant because of Tenant’s holdover.

ARTICLE XX. FINANCING; SUBORDINATION.

20.1 Subject to the execution and recording of a SNDA (herein defined) applicable thereto in accordance with the terms of this Section, this Lease shall be subject and subordinate to any mortgage, deed of trust or other lien now or hereafter existing upon the Premises or the Center and any and all renewals, modifications and extensions thereof. Landlord shall use commercially reasonable efforts to cause any and all present or future holders of any outstanding mortgage, deed of trust or other lien covering Landlord’s interest in the Center to enter into a non-disturbance agreement with Tenant, which non-disturbance agreement may be on such holder’s standard form but shall otherwise be in form and substance reasonably satisfactory to Tenant (each, a “SNDA”) and shall cause each SNDA to be fully executed, acknowledged and recorded in the real property records of the county in which the Center is located. At any time and from time to time, upon not less than 20 days’ prior notice by Landlord, Tenant shall execute, acknowledge and deliver to Landlord a statement of the Tenant in writing certifying that this Lease is in full force and effect and there are no modifications thereof, (or if there have been modifications hereto, that the same is in full force and effect as modified and stating the modifications), and the dates to which the Rent has been paid in advance, if any, stating whether or not Landlord is in default in the keeping or performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default, and stating such other matters as Landlord shall reasonably request, it being intended that such statement may be relied upon by Landlord and any prospective purchaser, lessee, mortgagee or assignee of any mortgage of the Center or of the Landlord’s interest therein. If Tenant fails to deliver such written statement to Landlord within such 20 days, then such failure shall constitute an Event of Default hereunder.

20.2 Notwithstanding anything contained herein to the contrary, in the event of any default by Landlord in performing its covenants or obligations hereunder, Tenant shall not exercise any rights it may have on account of such default until (a) Tenant gives written notice of such default (which notice shall specify the nature of said default and how the same may be cured) to each holder of any such mortgage or deed of trust who has theretofore notified Tenant in writing of its interest and the address to which notices are to be sent, and (b) each such holder fails to cure or cause to be cured said default within 30 days from the receipt by such holder of such notice by Tenant; provided, however, to the extent that an applicable SNDA contains any conflicting terms, the terms of such SNDA shall govern and control over the terms of this Section.

ARTICLE XXI. NOTICES.

21.1 All notices or requests provided for herein must be in writing and must be given by (i) depositing the same in the United States mail, addressed to the party to be notified, postpaid, and registered or certified with return receipt requested; (ii) hand delivery or (iii) overnight express courier service. Notices shall be deemed received upon the second day following deposit of the same in the United States mail, or the second day after delivery to an overnight express courier service in accordance with the foregoing. Notice hand delivered shall be deemed delivered on the date of delivery. All notices to be sent to either of the parties shall be sent to the addresses for notice set out in the Basic Lease Provisions, as applicable, or at any other address subsequently specified in writing by the parties hereto in accordance with the foregoing notice procedure.

ARTICLE XXII. MISCELLANEOUS.

22.1 Whenever herein the singular number is used, the same shall include the plural, and the neuter gender shall include the feminine and masculine genders. Unless otherwise specifically provided, the phrase “on demand” shall mean within 10 days of written demand. Unless otherwise specifically provided, any consent or approval by Landlord required hereunder may not be unreasonably withheld, conditioned or delayed.

22.2 Tenant shall not record this Lease. Any such recordation shall constitute an Event of Default hereunder. However, Landlord and Tenant shall execute and acknowledge a recordable memorandum of this Lease, in form and substance reasonably satisfactory to the parties, which memorandum shall include references to Tenant’s preferential rights to lease other space in the Center and to Tenant’s preferential right to purchase the Center. The memorandum shall be recorded in the real property records of the county in which the Center is located. Following the expiration or earlier termination of this Lease, Tenant shall reasonably cooperate with Landlord in the execution, acknowledgement and recording of a memorandum of the termination of this Lease.

22.3 This Lease and the rights and obligations of the parties hereto shall be interpreted, construed and enforced in accordance with the laws of the State of Texas. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the Lease Term, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby.

22.4 This Lease may not be altered, changed or amended, except by instrument in writing signed by both parties hereto. The terms, provisions, covenants and conditions contained in this Lease shall apply to, inure to the benefit of and be binding upon the parties hereto and upon their respective successors, legal representatives and assigns subject to the provisions of Article XV.

22.5 One or more waivers of or the failure to enforce any covenant, term or condition of this Lease by either party shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition or a waiver of the right to enforce such covenant, term or condition. The consent or approval by either party to or of any act by the other party requiring such consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any subsequent or similar act.

22.6 Whenever a period of time is herein prescribed for action to be taken by either party, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to Force Majeure.

22.7 Time is of the essence with respect to all obligations under this Lease.

22.8 All Rent hereunder shall bear interest from the date due until paid at the lesser of (i) 10 percent per annum or (ii) the highest nonusurious rate allowed by applicable law. Any interest in excess of that maximum amount shall be credited to Rent due or to become due, or if Rent for the entire Term has been paid in full, refunded.

22.9 The voluntary or other surrender of this Lease by Tenant or a mutual cancellation hereof shall not work a merger and shall, at Landlord’s option, terminate all or any existing subleases or sub tenancies, or may, at Landlord’s option, operate as an assignment to it of Tenant’s interest in any or all such subleases or subtenancies.

22.10 Notwithstanding anything in this Lease to the contrary, neither party shall in any event be liable to the other party for any indirect or consequential damages, and no personal liability of any kind or character whatsoever now attaches or at any time hereafter under any conditions shall attach to any partners, officers, directors, or shareholders of either party as applicable for payment of any amounts due under this Lease or for the performance of any obligation under this Lease. Landlord’s liability under this Lease shall be limited to the interest of Landlord in and to the Center, it being understood that in no event shall a judgment for any deficiency or monetary claim be sought, obtained or enforced against any partner, officer, director or shareholder of Landlord as applicable.

22.11 On the last day of the Lease Term, or upon the earlier termination of this Lease, Tenant shall peaceably and quietly leave, surrender and yield to Landlord the Premises, free of all claims, broom-clean and in good condition and repair, except for normal wear and tear and damages due to casualty or condemnation. If Tenant does not remove its movable equipment, furniture and supplies within 10 days following termination of this Lease, then in addition to its other remedies at law or in equity, Landlord shall have the right (but not the obligation) to elect either (a) to have such items removed and stored, and all damage to the Premises or Center resulting therefrom repaired, at Tenant’s cost and expense; or (b) to have such movable equipment, furniture and supplies become the property of the Landlord, in which event Tenant shall not have any further right with respect thereto or reimbursement therefor.

22.12 Tenant and any Guarantor, if applicable, shall submit to Landlord from time to time within ten (10) days following Landlord’s written request (but in no event more often than once during any twelve (12) month period) a current income statement and balance sheet. Tenant warrants and represents that (a) all such financial information given to Landlord by or on behalf of Tenant or any Guarantor are, or will be, as of their respective dates, true, complete and correct in all material respects.

22.13 Intentionally deleted.

22.14 This Lease contains the entire agreement of the parties hereto and supersedes all prior oral or written agreements of the parties hereto, their agents, affiliates or employees. This Lease cannot be changed, amended or modified, except by a written instrument executed by both Landlord and Tenant.

22.15 ANY CONTROVERSY OR CLAIM BROUGHT BY TENANT ARISING OUT OF OR RELATED TO THIS LEASE, OR THE BREACH OF THIS LEASE, SHALL BE SUBMITTED TO A MEDIATOR LICENSED IN THE STATE OF TEXAS AND APPROVED BY LANDLORD. ANY DISPUTE WHICH IS NOT RESOLVED BY SUCH MEDIATION, SHALL THEN BE SETTLED BY ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION THEN IN EFFECT. THE AWARD RENDERED BY THE ARBITRATOR OR ARBITRATORS SHALL BE FINAL AND JUDGMENT MAY BE ENTERED UPON IT IN ACCORDANCE WITH APPLICABLE LAW IN ANY COURT HAVING JURISDICTION

THEREOF. NOTICE OF DEMAND FOR ARBITRATION SHALL BE FILED IN WRITING WITH THE OTHER PARTY TO THIS LEASE AND WITH THE AMERICAN ARBITRATION ASSOCIATION. A DEMAND FOR ARBITRATION SHALL BE MADE WITHIN A REASONABLE TIME AFTER THE CLAIM HAS ARISEN, BUT IN NO EVENT SHALL IT BE MADE AFTER THE DATE WHEN INSTITUTION OF LEGAL OR EQUITABLE PROCEEDINGS BASED ON SUCH CLAIM WOULD BE BARRED BY THE APPLICABLE STATUTE OF LIMITATIONS. ALL ARBITRATION PROCEEDINGS RELATED TO THIS LEASE SHALL BE HELD IN HOUSTON, TEXAS. LANDLORD, MAY, BUT IS NOT OBLIGATED TO, SUBMIT ANY CONTROVERSY OR CLAIM BROUGHT BY LANDLORD ARISING OUT OF OR RELATED TO THIS LEASE TO MEDIATION AND/OR ARBITRATION.

22.16 The parties represent and warrant to each other that they have had no dealings with any broker or agent other than Brokers, to whom Landlord shall pay a commission pursuant to a separate written agreement between Landlord and Brokers. Each party agrees to indemnify and hold the other party harmless from any claims, costs or expenses arising due to a breach of the foregoing representation.

22.17 Tenant, provided it pays all Rent and performs all of its obligations under this Lease, shall and may peaceably and quietly have, hold and enjoy the Premises for the Term hereof.

22.18 Tenant shall not enter into any agreement to install a pay phone, automated teller machine or any other kind of dispensing machine in the Premises and/or the Center. Landlord reserves the exclusive right to enter into an agreement to install a pay phone, automated teller machine and/or any other kind of dispensing machine with respect to the Center.

22.19 Notwithstanding the fact that this Lease (in its original form) was prepared by Landlord, this Lease has been reviewed by Tenant and its legal counsel and the terms and provisions hereof have been negotiated by both parties and this Lease shall not be construed for or against Landlord or Tenant.

22.20 Intentionally deleted.

ARTICLE XXIII. DEFINITIONS.

As used in this Lease, the following terms have the meanings set forth below:

23.1 Building Shell: The concrete floor, the roof, the roof deck, exterior walls (exclusive of store front, windows and exterior doors) water, and sanitary sewer which enclose the Premises, and no other improvements.

23.2 Center: The tract of land described on Exhibit “A-1” attached hereto and made a part hereof, the building or buildings located thereon which contains the Premises, and any further improvements to such and, as they may from time to time be constituted.

23.3 Commencement Date: The date which is the effective date of the lease.

23.4 Common Area: All portions of the Center which Landlord may from time to time make available for the general, non-exclusive use, convenience and benefit of Tenant, other tenants and their Permitees. The Common Areas shall include without limitation the following, to the extent same are made available to serve more than one occupant: parking areas, traffic lanes, entrances and exits from and to public streets, sidewalks, landscaping, curbs, private streets and alleys, lighting facilities, restrooms, loading facilities and docks, as the same may exist from time to time. In addition, although the roof(s) of the building(s) in the Center are not literally part of the Common Area, they will be deemed to be so included for purposes of (A) Landlord’s ability to prescribe rules and regulations regarding same and (B) common area maintenance reimbursements.

23.5 Common Area Expenses: The amount of all costs and expenses incurred by Landlord in connection with the provision, operation, management, maintenance, replacement and repair of the Center. Tenants will be required to pay their proportionate share of the cost of Landlord’s management, operation and maintenance of the Common Area, as well as the other commonly shared costs, which may be incurred by Landlord in its discretion, included, among other costs, all costs of the following: lighting, painting, cleaning, policing, inspecting, repairing, replacing Common Area elements; trash removal, insect and pest treatments and eradication (whether in the Common Area or for the building(s) of the Center); security (if and to the extent Landlord provides security); environmental protection improvements or devices and health and safety improvements and devices which may be required by applicable laws (including the maintenance, repair and replacement of same); charges and assessments paid by Landlord pursuant to any reciprocal easement or comparable document affecting the Center; and the management fees which Landlord pays for the management of the Center in an amount not to exceed fifteen percent (15%) of the total of all other Common Area Expenses. In addition, although the roof(s), sewer and water lines servicing the Center, fire-protection systems and devices, if any (such as sprinkler systems, if any), and exterior surfaces of the building(s) in the Center are not literally part of the Common Area, Landlord and Tenant agree that all costs incurred by Landlord for all sewer and water lines and other equipment (including maintenance, repair, and replacement of same), for fire-protection equipment and devices (including maintenance, repair and replacement of same), for exterior painting and for roof maintenance and repair shall be included in the Common Area Expenses pursuant to this Section, to the extent not specifically allocated to Tenant under this Lease nor another tenant pursuant to its lease. Notwithstanding anything to the contrary contained in this Lease, to the extent that any item comprising a portion of Common Area Expenses is a capital expenditure, then such item shall be amortized over its useful life in accordance with generally accepted accounting principles.

23.6 Common Area Maintenance Fee: Tenant’s Proportionate Share of the Common Area Expenses, as limited pursuant to Section 4.3 of this Lease. Landlord and Tenant hereby acknowledge that the initial Common Area Maintenance Fee shall be $1.00/psf per year. In no event shall the Common Area Maintenance Fee include Common Area Expenses attributable to any period prior to or following the Term (except in the case of Tenant’s holdover).

23.7 Effective Date: The date of execution of this Lease by Landlord.

23.8 Environmental Law. Any federal, state or local law, statute, ordinance, rule, regulation or order or determination of any governmental authority pertaining to health, safety or the environment, whether now in existence or hereafter enacted in effect in the jurisdiction in which the Premises is located.

23.9 Floor Area: The actual number of square feet of floor space on all levels or floors contained within a store at the time of determination thereof by Landlord (whether or not such store shall then be occupied).

23.10 Force Majeure: Acts of God, unanticipated adverse weather, strikes, riots, shortages of labor or materials, war, governmental laws, regulations or restrictions, or other causes beyond the control of the applicable party hereto; provided however, the occurrence of a Force Majeure event shall never excuse or delay payment of Rent or other sums due hereunder by one party to the other.

23.11 Gross Leasable Area: The aggregate area of Floor Area (measured in square feet) in the Center, including the Premises. Notwithstanding anything herein contained to the contrary, the Gross Leasable Area in the Center (including the Premises) is hereby deemed to be 42,342 square feet, but may be increased or decreased by Landlord from time to time with written notice, for all purposes under this lease.

23.12 Guarantor: Any guarantor of Tenant’s obligations hereunder. Landlord hereby acknowledges that no Guarantor shall be required under this Lease.

23.13 Insurance Charge: Tenant’s Proportionate Share of the insurance premiums payable by Landlord for any insurance obtained by Landlord with respect to the operation, ownership or use of the Center for any calendar year during the Term in accordance with the terms of Section 10.3. In no event shall the Insurance Charge include insurance premiums attributable to any period prior to or following the Term (except in the case of Tenant’s holdover).

23.14 Landlord: The party named as “Landlord” in Section 1.1(b), its successors, legal representatives and assigns.

23.15 Landlord’s Work: The work (if any) to be performed by Landlord pursuant to Exhibit “B”, Paragraph A (and expressly including any sub-metering pursuant to Section 9.2 of this Lease).

23.16 Lease Term or Term or Term of this Lease: The period set forth in Section 1.1(l).

23.17 Lease Year: The term “Lease Year” as used herein, shall, in the case of the first Lease Year, mean the period which commences with the date of commencement of the Lease Term and terminates on the last day of the twelfth (12th) full calendar month after such commencement, and such first Lease Year shall, therefore, include twelve (12) full calendar months plus the partial month, if any, if the commencement of this Lease Term does not commence on the first day of a calendar month. Each subsequent “Lease Year” shall mean a period of twelve (12) full calendar months commencing with the date following the last day of the first Lease Year, and commencing with each subsequent annual anniversary of such day.

23.18 Minimum Rent: As set forth in Section 1.1(j), payable in accordance with Article III.

23.19 Net Leasable Area: The aggregate area of Floor Area (measured in square feet) in the Center, including the Premises, but excluding the Common Area. Net Leasable Area will be reasonably determined by Landlord from time to time.

23.20 Permitees: Partners, officers, directors, employees, agents, contractors, customers, visitors, invitees, licensees, permitted subtenants and concessionaires of Landlord, Tenant or any occupant of the Center.

23.21 Real Estate Taxes: All real estate taxes, assessments, improvements or benefits, water, sewer or other rents, occupancy taxes and other governmental impositions, and any fees paid by Landlord to consultants, attorneys and other professionals who monitor, negotiate and/or contest any or all above-described real estate charges, and charges of every kind and nature whatsoever, whether general or special, foreseen or unforeseen (but excluding any interest and penalties thereon), which at any time during the Lease Term may be levied, assessed, imposed, become due and payable or create liens upon, or arise in connection with the use, occupancy or possession of the Center, but excluding any charge, such as a water meter charge and the sewer rent or service charge based thereon, which is measured by the consumption of the actual user of such item or service and for which a separate charge is made to tenants or other occupants of the Center. A tax bill or copy thereof submitted by Landlord to Tenant shall be conclusive evidence of the amount of the Real Estate Taxes or installment thereof; provided, however, Tenant shall have no obligation to pay any interest or penalties shown on any such tax bill. Real Estate Taxes shall not include any inheritance, estate, succession, transfer, gift, corporation, income or profit tax or capital levy that is or may be imposed upon Landlord; provided, however, that if at any time during the Lease Term the methods of taxation prevailing on the Effective Date shall be altered so that in lieu of or as a substitute for the whole or any part of the Real Estate Taxes then levied, assessed or imposed on real estate there shall be levied, assessed or imposed (a) a tax on the rents received from such real estate, or (b) a license fee measured by the rents received or receivable by Landlord from the Center or any portion thereof (as opposed to a general income tax), or (c) a tax or license fee imposed upon Landlord which is otherwise measured by or based in whole or in part upon the economic value of the Center, or any portion thereof, then the same shall be included in the computation of Tax Charge hereunder, computed as if the amount of such tax or fee so payable were that which would be due if the Center were the only property of Landlord subject thereto.

23.22 Rent or Rental; All monetary obligations of any kind or character (including, without limitation, Minimum Rent, additional rent, and other charges or sums) of Tenant to Landlord under the terms of this Lease.

23.23 Store: Any portion of a building (including the Premises) located in the Center intended to be used for the sale of goods or services.

23.24 Tax Charge: Tenant’s Proportionate Share of the Real Estate Taxes with respect to any calendar year during the Term, together with any costs incurred by Landlord in such year to contest or seek reductions in Real Estate Taxes (including fees of tax consultants and reasonable attorney’s fees). In no event shall the Tax Charge include Real Estate Taxes attributable to any period prior to or following the Term (except in the case of Tenant’s holdover).

23.25 Tenant’s Proportionate Share: The percentage stated in Section 1.1(l).

23.26 Tenant’s Work: The work (if any) to be performed by Tenant pursuant to Exhibit “B,” if attached hereto.

23.27 Utility Facilities: The network of pipes, lines, conduits, wires and other interconnecting facilities within the Center through which heat, air conditioning, water, sewage, storm drainage, telephone, communications, electricity, gas and other utility services utilized by any occupant in the Center are received, transmitted or discharged.

ARTICLE XXIV. PREFERENTIAL RIGHT TO LEASE.

24.1 Right of First Offer: Subject to and upon the terms, provisions and conditions set forth in this Lease, Tenant shall have, and is hereby granted, the ongoing and continuing right of first offer (the “Right of First Offer”) during the Term to lease any unleased space in the Center from time to time that Landlord desires to lease (the “ROFO Premises”). Tenant may exercise a Right of First Offer only if, at the time of such exercise, no Event of Default exists and is continuing beyond all applicable grace or cure periods (unless Landlord, in its sole discretion, elects to waive such condition). If such condition is not satisfied or waived by Landlord, any purported exercise of the Right of First Offer shall be null and void.

24.2 ROFO Terms: If Landlord desires to lease any of the ROFO Premises, Landlord shall first notify Tenant in writing of the terms and conditions pursuant to which Landlord is willing to lease the ROFO Premises to Tenant (the “ROFO Terms”). If there are twenty-four (24) months or more remaining in the then current Term, then at Tenant’s option (“Option”), the ROFO Terms may be adjusted proportionately to permit expiration co-terminus with the then current Term of this Lease.

24.3 Exercise by Tenant: Tenant shall have a period of fifteen (15) business days after its receipt of the ROFO Terms to exercise its Right of First Offer to lease the applicable ROFO Premises upon the ROFO Terms (subject to the Option) by written notice to Landlord. The Option shall be deemed exercised by Tenant, unless Tenant in the foregoing described written notice from Tenant expressly notifies Landlord that it does not exercise the Option. Upon Tenant’s exercise of a Right of First Offer, Landlord and Tenant shall negotiate an amendment to this Lease evidencing same, but an otherwise valid exercise of a Right of First Offer shall be fully effective, whether or not such amendment is executed.

24.4 Landlord’s Right to Lease ROFO Premises: If Tenant does not exercise a Right of First Offer or Landlord does not receive written notice from Tenant of its exercise of a Right of First Offer within fifteen (15) business days after Tenant’s receipt of the RUFO Terms, then Landlord shall have a period of one hundred twenty (120) days thereafter to lease the applicable ROFO Premises for an effective rental rate not less than ninety-five percent (95%) of the effective rental rate reflected in the ROFO Terms, and without material change to the other ROFO Terms. If Landlord does not lease such ROFO Premises within said one hundred twenty (120) day period in compliance with the terms of this Section 24.4, then Landlord must once again offer such ROFO Premises to Tenant in accordance with the terms of this Article XXIV. If the applicable ROFO Premises are timely leased within such one hundred twenty (120) day period on the terms and conditions set forth above, then Tenant’s Right of First Offer shall continue if Landlord desires to lease the ROFO Premises subsequent to the expiration or termination of such lease. Notwithstanding the foregoing, Tenant’s Right of First Offer hereunder is subordinate to the renewal or extension rights under any lease entered into between Landlord and a third party tenant in accordance with the terms of this Article XXIV.

ARTICLE XXV. PREFERENTIAL RIGHT TO PURCHASE CENTER.

25.1 Landlord’s ROFO Notice: In the event Landlord desires to sell the Center at any time after the Effective Date, prior to marketing the Center for sale, Landlord shall first offer to sell the Center to Tenant (“Tenant’s Purchase ROFO”). Any such offer to Tenant shall be in writing and shall state the terms upon which Landlord would be willing to sell the Center to Tenant, including, without limitation, the proposed purchase price, earnest money requirements, duration of inspection period (which shall be no less than forty-five (45) days) and other pertinent time periods, closing date (which shall occur no later than forty-five (45) days following the expiration of the inspection period), and any other material terms or conditions (“Landlord’s ROFO Notice”). Landlord shall also submit together with Landlord’s ROFO Notice a copy of any proposed offering memorandum or brochure and a copy of Landlord’s proposed form of purchase and sale agreement.

25.2 Exercise of Tenant’s Purchase ROFO: Tenant shall have the right and option to exercise Tenant’s Purchase ROFO and purchase the Center, for the price and upon the terms and conditions specified in the Landlord’s ROFO Notice, which right and option may be exercised only by giving written notice of exercise thereof to Landlord within fifteen (15) business days following the date on which Tenant receives the Landlord’s ROFO Notice.

25.3 Effect of Tenant’s Election: If Tenant exercises the Tenant’s Purchase ROFO in accordance with Section 25.2 above, Landlord and Tenant will promptly negotiate and otherwise enter into a purchase and sale agreement documenting the terms and conditions of the sale of the Center as expressed in Landlord’s ROFO Notice and shall proceed to a closing of the sale in accordance with Section 25.4 below. If the purchase and sale agreement is not executed within thirty (30) days following such fifteen (15) business day period despite the good faith efforts of the parties, or if Tenant fails or declines to exercise Tenant’s Purchase ROFO in accordance with Section 25.2 above, then Landlord shall have the right for a period of twelve (12) months from and after the expiration of such fifteen (15) business day or thirty (30) day period (as applicable) in which to consummate the sale of the Center to a third party as long as the purchase price of such sale is not less than ninety-five percent (95%) of that specified in Landlord’s ROFO Notice and the other terms and provisions of such sale are not materially more favorable to the buyer than those contained in Landlord’s ROFO Notice or (if applicable) Landlord’s last draft of its purchase and sale agreement (the “ROFO Parameters”). If Landlord has not consummated the sale of the Center within such twelve (12) month period within the ROFO Parameters, and Landlord still desires to sell the Center, Landlord must resubmit the same Landlord’s ROFO Notice or a revised Landlord’s ROFO Notice (in Landlord’s discretion) with respect to the Center to Tenant, for which Tenant shall have another opportunity to purchase the Center upon the terms of this Article XXV.

25.4 Closing: The Center shall be sold to Tenant on the terms set forth in Landlord’s ROFO Notice (and those in any purchase and sale agreement entered into between Landlord and Tenant hereunder). At the closing of the sale, Landlord shall execute a special warranty deed conveying title to the Center to Tenant subject only to all matters then of record and any standard printed exceptions shown in a standard TLTA owner’s policy of title insurance. Landlord shall comply with all reasonable requirements set forth on Schedule C of the title commitment necessary for issuance of such owner’s title policy and shall execute such other documents as are customary for a seller to execute at similar closings, including settlement statements, lien affidavits, and certificates of non-foreign status. Landlord shall assign at closing all deposits appurtenant to the Center and any leases of other stores, and Tenant shall assume all obligations arising thereunder following the dosing date. Tenant shall also execute such closing documents as are customary for a purchaser to execute at similar closings, including settlement statements. Landlord and Tenant shall reasonably cooperate with each other to effectuate the closing, and each shall pay its respective share of customary closing costs. Rent shall be prorated (and the purchase price adjusted accordingly) as of the closing date. If Tenant fails to consummate the closing in accordance with the terms of the purchase and sale agreement, Tenant’s exercise of Tenant’s Purchase ROFO shall terminate in all respects.

25.5 Duration of Tenant’s Purchase ROFO: The terms and provisions of this Article XXV shall be binding upon Landlord and Tenant, effective upon the Effective Date and continuing thereafter throughout the Term, subject to termination as provided in this Article XXV.

25.6 Exclusions: Notwithstanding any other provision of this Article XXV to the contrary, the provisions of this Article XXV shall not apply to, prohibit or be triggered by (i) any mortgaging, subjection to deed of trust or other hypothecation of Landlord’s interest in the Center, (ii) any sale of the Center pursuant to a private power of sale under or judicial foreclosure of any mortgage or other security interest or device to which Landlord’s interest in the Center is now or hereafter subject, (iii) any transfer of Landlord’s interest in the Center to a mortgagee, beneficiary under deed of trust or other holder of a security interest therein by deed in lieu of foreclosure, (iv) any transfer of the Center to any governmental or quasi-governmental agency with power of condemnation, or (v) any transfer of Landlord’s interest in the Center to an affiliate of Landlord. The term “affiliate” used in the preceding sentence shall mean a person or entity which controls Landlord, which is under the control of Landlord, or which is under common control with Landlord.

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EXECUTED by Tenant the 2nd day of August, 2019.

TENANT:

NEUROGENE INC.

By:	/s/ Rachel McMinn
Name:	Rachel McMinn
Title:	President & CEO

EXECUTED by Landlord the 5th day of August, 2019 (which date is sometimes referred to herein as the “Effective Date”).

LANDLORD:

STELLA LINK INVESTMENTS, LTD.

By:	Mansard Six West Park Investments GP, LLC, a Texas limited liability company, its general partner

By:	/s/ Frank M. K. Liu
Frank M. K. Liu, Manager

FIRST AMENDMENT TO LEASE AGREEMENT

This First Amendment to Lease Agreement (“Amendment”) is made this 17th day of September, 2020 (the “Effective Date”), Stella Link Investments, Ltd., a Texas limited partnership (“Landlord”), and Neurogene Inc., a Delaware corporation (“Tenant”). Landlord and Tenant are sometimes hereinafter referred to as the “Parties” collectively or a “Party” individually.

RECITALS

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated as of August 5, 2019, (the “Lease”), pursuant to which Landlord leased to Tenant and Tenant leased from Landlord approximately 26,905 square feet of space in that certain property located at 10301 Stella Link, Houston, Texas (as more particularly described in the Lease, the “Original Premises”);

WHEREAS, capitalized terms used, but not defined, in this Amendment, shall have the same meanings as are ascribed to such terms in the Lease unless a contrary meaning is set forth here in; and

WHEREAS, Landlord and Tenant desire to amend the Lease.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree that the Lease is hereby amended as follows:

1.

Premises: Section 1.1 (g) of the Lease is hereby amended by increasing the size of the Original Premises by 15,437 square feet of space (the “Expansion Space”) as depicted on Exhibit “A” attached to this Amendment. The Original Premises, together with the Expansion Space, shall contain a total of 42,342 square feet and shall be referred to collectively as the “Premises” for the purposes of the rights and obligations of Landlord and Tenant under the Lease. The parties expressly acknowledge that the Premises (being the Original Premises plus the Expansion Space) collectively comprise all leasable square footage in the Center and that, upon the Expansion Space Commencement Date (herein defined), subject to Article XV, Tenant shall be the sole tenant at the Center throughout the Term.

2.	Exhibit “A” attached to the lease is hereby deleted and Exhibit “A” attached to this Amendment shall be inserted in lieu thereof.

3.

Term. The term of the Lease with respect to the Expansion Space shall expire on the same date on which the term of the Lease with respect to the Original Premises expires which Expiration Date has been established as August 31, 2029.

4.	Expansion Space Commencement Date. The term “Commencement Date” with respect to the Expansion Space (“Expansion Space Commencement Date”) shall be January 1, 2021.

5.

Common Area. Commencing on the Expansion Space Commencement Date and thereafter throughout the Term, (a) Tenant shall be responsible for maintaining the Common Area (other than any portions thereof that comprise any portion of the Building Shell and the parking lots that surround the building, all of which shall remain Landlord’s responsibility); (b) Tenant shall no longer be liable for the payment of any Common Area Maintenance Fee to Landlord (other than in connection with any reconciliation of Common Area Expenses for the calendar year 2020 in accordance with Section 4.3 of the Lease); and (c) so long as no Event of Default has occurred and resulted in the termination of the Lease or Tenant’s right of possession of the Premises, Tenant and its Permitees shall have the exclusive right to use the Common Area, and Landlord shall have no right to prescribe rules and regulations for Tenant’s or its Permitees’ use of the Common Area or otherwise restrict their use of the Common Area (other than as may be reasonably necessary to prevent the public from obtaining prescriptive rights to any Common Area).

6.	New Minimum Rent. Commencing on the Expansion Space Commencement Date, Minimum Rent for the Premises (i.e., the Original Premises+ the Expansion Space) shall be as follows:

January 1, 2021 -August 31, 2024 - $15.00 psf/yr $52,927.50 / mo.

September 1, 2024-August 31, 2029 - $16.00 psf/yr $56,456.00 / mo.

7.

New Additional Rent: Commencing on the Expansion Space Commencement Date, the regularly payable additional Rent (including the Insurance Charge as set forth in Section 23.13 of the Lease and the Tax Charge as set forth in Section 23.24 of the Lease, but expressly excluding any Common Area Maintenance Fee) for the Premises (i.e., the Original Premises + the Expansion Space) will be as follows for the calendar year 2021, to be adjusted and reconciled as stated in the Lease:

Insurance Charge:	$2, 181.00/mo
Tax Charge:	$14,475.00/mo

TOTAL NNN charge	$16,656.00 /mo

8.	Tenant’s Proportionate Share. Commencing on the Expansion Space Commencement Date, Section 1.1 (l) of the Lease shall be amended to provide that Tenant’s Proportionate Share is 100%.

9.

Construction Allowance. Landlord will pay Tenant an additional $100,000 of Construction Allowance (“Expansion Space Allowance”) upon satisfactory evidence that Tenant has incurred such costs for repair or replacement of HVAC equipment in the Expansion Space.

10.	Continued Effect. Except as amended hereby, all other terms and conditions of the Lease shall continue in full force and effect.

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Counterpart Execution. This Amendment may be executed by counterparts, each of which shall be deemed an original, and together the counterparts, when taken together, shall comprise this Amendment. Any counterpart may be delivered by electronic transmission.

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IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the Effective Date.

TENANT: NEUROGENE INC.

By:	/s/ Rachel McMinn
Name:	Rachel McMinn
Title:	CEO
Date:	09/18/2020

LANDLORD:

STELLA LINK INVESTMENTS, LTD.

By:	Mansard Six West Park Investments, GP, LLC a Texas limited liability company, its general partner

By:	/s/ Frank M. K. Liu
Name:	Frank M. K. Liu
Title:	Manager

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